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Registration No. 333-

As filed with the Securities and Exchange Commission on July 23, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THOMAS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation of organization)	61-0505332 (I.R.S. Employer Identification No.)

4360 Brownsboro Road, Suite 300
Louisville, Kentucky 40207
(Address of Principal Executive Offices)

AMENDED AND RESTATED THOMAS INDUSTRIES INC. 1995 INCENTIVE STOCK PLAN
(Full title of the plan)

Phillip J. Stuecker
Chief Financial Officer, Vice President of Finance and Secretary
Thomas Industries Inc.
4360 Brownsboro Road, Suite 300
Louisville, Kentucky 40207
(Name and address of agent for service)

(502) 893-4600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $1.00, including Preferred Stock Purchase Rights(3)	550,000 shares	$31.64	$17,402,000	$2,205

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of shares which may be issued if the anti-dilution and adjustment provisions of the plan become operative.

(2)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon $31.64 per share, which is the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on July 20, 2004.

(3)
Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced separately from the Common Stock.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

        Not required to be filed in this Registration Statement.

Item 2.    Registrant Information and Employee Plan Annual Information.

        Not required to be filed in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        Pursuant to General Instruction E of Form S-8, the Registration Statement on Form S-8 filed by Thomas Industries Inc. (the "Registrant") (File No. 333-83707) with the Securities and Exchange Commission (the "Commission") is incorporated herein by reference.

        The following documents are also incorporated by reference into this Registration Statement:

          (a)   The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b)   The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 filed with the Commission pursuant to the Exchange Act;

          (c)   The Registrant's Current Reports on Form 8-K filed with the Commission on April 21, 2004, April 22, 2004, May 21, 2004 and July 20, 2004; and

          (d)   The description of the Registrant's Common Stock is contained in the Registrant's Registration Statement filed pursuant to Section 12 of the Exchange Act, and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on July 23, 2004.

THOMAS INDUSTRIES INC.
By:	/s/ PHILLIP J. STUECKER Phillip J. Stuecker, Chief Financial Officer, Vice President of Finance and Secretary (Principal Financial Officer of the Registrant)

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Timothy C. Brown and Phillip J. Stuecker, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 23, 2004.

Signature	Title

/s/ TIMOTHY C. BROWN Timothy C. Brown	Director, Chief Executive Officer and President (Principal Executive Officer of the Registrant)
/s/ PHILLIP J. STUECKER Phillip J. Stuecker	Chief Financial Officer, Vice President and Secretary (Principal Financial Officer of the Registrant)
/s/ ROGER P. WHITTON Roger P. Whitton	Controller (Principal Accounting Officer of the Registrant)
/s/ WALLACE H. DUNBAR Wallace H. Dunbar	Director
/s/ H. JOSEPH FERGUSON H. Joseph Ferguson	Director
/s/ LAWRENCE E. GLOYD Lawrence E. Gloyd	Director
/s/ WILLIAM M. JORDAN William M. Jordan	Director
/s/ FRANKLIN J. LUNDING, JR. Franklin J. Lunding, Jr.	Director
/s/ ANTHONY A. MASSARO Anthony A. Massaro	Director
/s/ GEORGE H. WALLS, JR. George H. Walls, Jr.	Director

THOMAS INDUSTRIES INC.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description
5.1	Opinion (including consent) of McDermott Will & Emery LLP as to the legality of the securities to be issued.
23.1	Consent of Ernst & Young LLP.

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  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
  Item 3. Incorporation of Documents by Reference.
SIGNATURES
EXHIBIT INDEX TO FORM S-8 REGISTRATION STATEMENT